Exhibit 99.1

News Release
Pentair Reports First Quarter 2022 Results
•First quarter sales of $1.0 billion.
•First quarter GAAP EPS of $0.71 and adjusted EPS of $0.85.
•The company updates its full year 2022 GAAP EPS guidance to approximately $3.40 to $3.50 and on an adjusted basis to approximately $3.70 to $3.80.
Reconciliations of GAAP to Non-GAAP measures are in the attached financial tables.
LONDON, United Kingdom — April 21, 2022 — Pentair plc (NYSE: PNR) today announced first quarter 2022 sales of $1.0 billion. Sales were up 15 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales grew 12 percent in the first quarter. First quarter 2022 earnings per diluted share from continuing operations (“EPS”) were $0.71 compared to $0.78 in the first quarter of 2021. On an adjusted basis, the company reported EPS of $0.85 compared to $0.81 in the first quarter of 2021. Segment income, adjusted net income, free cash flow and adjusted EPS are described in the attached schedules.
John L. Stauch, Pentair’s President and Chief Executive Officer commented: “I remain grateful for the agility and contributions of Pentair employees as they work through challenges caused by the global supply chain and higher inflation to solve our customers’ needs. Our price actions are accelerating as we previously communicated and we were able to offset inflation for the first time in almost a year. Our residential businesses continued to see increasing demand and we saw order and revenue growth in both our commercial and industrial businesses.”
“We announced in March our intent to acquire Manitowoc Ice and we look forward to closing the transaction and expanding our commercial water solutions offerings. We believe that the addition of Manitowoc Ice to the portfolio will allow us the opportunity to bring to our customers a total water management solution that optimizes complementary portfolios through a large installed customer base in foodservice. We expect it will provide an additional growth engine for Pentair that augments our current innovative offerings, ultimately positioning us well for long-term value creation for our stakeholders.”
First quarter 2022 operating income was $146 million, down 7 percent compared to operating income for the first quarter of 2021, and return on sales (“ROS”) was 14.6 percent, a decrease of 350 basis points when compared to the first quarter of 2021. On an adjusted basis, the company reported segment income of $172 million for the first quarter of 2022, up 5 percent compared to segment income for the first quarter of 2021, and ROS was 17.2 percent, a decrease of 180 basis points when compared to the first quarter of 2021.
Consumer Solutions sales were up 23 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales grew 17 percent in the first quarter. Segment income of $139 million was up 6 percent compared to the first quarter of 2021, and ROS was 21.6 percent, a decrease of 350 basis points when compared to the first quarter of 2021. First quarter ROS was negatively impacted by the lower margin contribution from recent acquisitions, increased inflation, and ongoing supply chain inefficiencies.
Industrial & Flow Technologies sales were up 4 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales grew 6 percent in the first quarter. Segment income of $52 million was up 4 percent compared to the first quarter of 2021, and ROS was 14.6 percent, an increase of 10 basis points when compared to the first quarter of 2021.
Net cash used for operating activities of continuing operations was $132 million compared to $19 million in the first quarter of 2021 and free cash flow used for continuing operations for the quarter was $149 million compared to $29 million in the first quarter of 2021.
Pentair paid a regular cash dividend of $0.21 per share in the first quarter of 2022. Pentair previously announced on February 21, 2022 that it will pay a regular quarterly cash dividend of $0.21 per share on May 6, 2022 to shareholders of record at the close of business on April 22, 2022. This year marks the 46th consecutive year that Pentair has increased its dividend.

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OUTLOOK
The company updates its estimated 2022 GAAP EPS from continuing operations to approximately $3.40 to $3.50 and on an adjusted EPS basis to approximately $3.70 to $3.80. The company updates full year 2022 sales guidance to be up approximately 9 to 11 percent on a reported basis. The company’s outlook for 2022 does not include Manitowoc Ice. The company expects full year free cash flow to approximate 100 percent of net income.
In addition, the company introduces second quarter 2022 GAAP EPS from continuing operations guidance of approximately $0.91 to $0.94 and on an adjusted EPS basis of approximately $0.98 to $1.01. The company expects second quarter sales to be up approximately 11 to 13 percent on a reported basis compared to the second quarter of 2021.

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EARNINGS CONFERENCE CALL
Pentair President and Chief Executive Officer John L. Stauch and Chief Financial Officer Robert P. Fishman will discuss the company’s first quarter 2022 results on a two-way conference call with investors at 9:00 a.m. Eastern Daylight Time today. A live audio webcast of the call, along with the related presentation, can be accessed in the Investor Relations section of the company’s website, www.pentair.com, shortly before the call begins.
Reconciliations of non-GAAP financial measures are set forth in the attachments to this release and in the presentation, each of which can be found on Pentair’s website. The webcast and presentation will be archived at the company’s website following the conclusion of the event.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” “future” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. All statements made about the anticipated Manitowoc Ice acquisition and statements about our expected 2022 financial results are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include our ability to close and fund the Manitowoc Ice acquisition on the expected terms and time schedule, including obtaining regulatory approvals and satisfying other closing conditions; our ability to integrate the Manitowoc Ice acquisition successfully; our ability to retain customers and employees of Manitowoc Ice; the overall impact of the COVID-19 pandemic on our and the Manitowoc Ice business; the duration and severity of the COVID-19 pandemic, the impact of virus variants and the effectiveness of vaccinations; actions that may be taken by us, other businesses and governments to address or otherwise mitigate the impact of the COVID-19 pandemic, including those that may impact our ability to operate our facilities, meet production demands, and deliver products to our customers; the impacts of the COVID-19 pandemic on the global economy, our workforce, customers and suppliers, and customer demand; overall global economic and business conditions impacting our business, including the strength of housing and related markets and conditions relating to the conflict between Russia and Ukraine and related sanctions; supply, demand, logistics, competition and pricing pressures related to and in the markets we serve; volatility in currency exchange rates; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; the ability to achieve the benefits of our restructuring plans, cost reduction initiatives and transformation program; risks associated with operating foreign businesses and foreign supply chains; the impact of raw material, logistics and labor costs and other inflation; the impact of seasonality of sales and weather conditions; our ability to comply with laws and regulations; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits or impact trade agreements and tariffs; the outcome of litigation and governmental proceedings; and the ability to achieve our long-term strategic operating and ESG goals. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021. All forward-looking statements, including all financial forecasts, speak only as of the date of this release. Pentair assumes no obligation, and disclaims any obligation, to update the information contained in this release.

ABOUT PENTAIR PLC
At Pentair, we inspire people to move, improve and enjoy life’s essential resources for happier, healthier lives. From our residential and business water solutions, to our sustainable innovations and applications, we deliver smart, sustainable solutions for life.
Pentair had revenue in 2021 of approximately $3.8 billion, and trades under the ticker symbol PNR. With approximately 11,250 global employees serving customers in more than 150 countries, we work to help improve lives and the environment around the world. To learn more, visit Pentair.com.

PENTAIR CONTACTS

Jim Lucas	Rebecca Osborn
SVP, Treasurer, FP&A, and Investor Relations	Senior Manager, External Communications
Direct: 763-656-5575	Direct: 763-656-5589
Email: jim.lucas@pentair.com	Email: rebecca.osborn@pentair.com
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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended
In millions, except per-share data	March 31, 2022	March 31, 2021
Net sales	$999.6	$865.9
Cost of goods sold	667.4	550.7
Gross profit	332.2	315.2
% of net sales	33.2%	36.4%
Selling, general and administrative	164.1	136.6
% of net sales	16.4%	15.8%
Research and development	22.3	21.5
% of net sales	2.2%	2.5%
Operating income	145.8	157.1
% of net sales	14.6%	18.1%
Other expense:
Other expense	0.1	0.4
Net interest expense	5.7	5.1
% of net sales	0.6%	0.6%
Income from continuing operations before income taxes	140.0	151.6
Provision for income taxes	21.5	20.5
Effective tax rate	15.4%	13.5%
Net income from continuing operations	118.5	131.1
Loss from discontinued operations, net of tax	(0.9)	(2.5)
Net income	$117.6	$128.6
Earnings (loss) per ordinary share
Basic
Continuing operations	$0.72	$0.79
Discontinued operations	(0.01)	(0.02)
Basic earnings per ordinary share	$0.71	$0.77
Diluted
Continuing operations	$0.71	$0.78
Discontinued operations	(0.01)	(0.01)
Diluted earnings per ordinary share	$0.70	$0.77
Weighted average ordinary shares outstanding
Basic	165.3	166.2
Diluted	166.5	167.7
Cash dividends paid per ordinary share	$0.21	$0.20

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Pentair plc and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2022	December 31, 2021
In millions
Assets
Current assets
Cash and cash equivalents	$102.3	$94.5
Accounts and notes receivable, net	648.6	534.3
Inventories	656.2	562.9
Other current assets	134.6	112.3
Total current assets	1,541.7	1,304.0
Property, plant and equipment, net	315.0	310.0
Other assets
Goodwill	2,493.4	2,504.5
Intangibles, net	420.0	428.0
Other non-current assets	205.8	207.1
Total other assets	3,119.2	3,139.6
Total assets	$4,975.9	$4,753.6
Liabilities and Equity
Current liabilities
Accounts payable	$396.8	$385.7
Employee compensation and benefits	102.0	140.1
Other current liabilities	515.6	525.9
Total current liabilities	1,014.4	1,051.7
Other liabilities
Long-term debt	1,091.1	894.1
Pension and other post-retirement compensation and benefits	91.8	93.2
Deferred tax liabilities	85.1	89.8
Other non-current liabilities	189.6	202.9
Total liabilities	2,472.0	2,331.7
Equity	2,503.9	2,421.9
Total liabilities and equity	$4,975.9	$4,753.6
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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended
In millions	March 31, 2022	March 31, 2021
Operating activities
Net income	$117.6	$128.6
Loss from discontinued operations, net of tax	0.9	2.5
Adjustments to reconcile net income from continuing operations to net cash provided by (used for) operating activities of continuing operations
Equity income of unconsolidated subsidiaries	(0.5)	(0.2)
Depreciation	13.0	12.7
Amortization	6.6	7.1
Deferred income taxes	(3.7)	(2.8)
Share-based compensation	6.9	5.6
Amortization of bridge financing fees	2.6	—
Changes in assets and liabilities, net of effects of business acquisitions
Accounts receivable	(116.1)	(202.4)
Inventories	(95.1)	(12.5)
Other current assets	(23.5)	(16.6)
Accounts payable	10.4	54.8
Employee compensation and benefits	(37.5)	(14.8)
Other current liabilities	(12.4)	17.7
Other non-current assets and liabilities	(0.7)	1.5
Net cash used for operating activities of continuing operations	(131.5)	(18.8)
Net cash used for operating activities of discontinued operations	—	(0.2)
Net cash used for operating activities	(131.5)	(19.0)
Investing activities
Capital expenditures	(17.7)	(13.2)
Proceeds from sale of property and equipment	—	3.4
Acquisitions, net of cash acquired	(1.4)	—
Net cash used for investing activities	(19.1)	(9.8)
Financing activities
Net borrowings of revolving long-term debt	199.6	92.4
Debt issuance costs	(5.8)	—
Shares issued to employees, net of shares withheld	(5.3)	(0.2)
Repurchases of ordinary shares	—	(9.6)
Dividends paid	(34.7)	(33.3)
Payments upon the maturity of cross currency swaps	—	(14.7)
Net cash provided by financing activities	153.8	34.6
Effect of exchange rate changes on cash and cash equivalents	4.6	7.1
Change in cash and cash equivalents	7.8	12.9
Cash and cash equivalents, beginning of period	94.5	82.1
Cash and cash equivalents, end of period	$102.3	$95.0

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Pentair plc and Subsidiaries
Reconciliation of the GAAP Operating Activities Cash Flow to the Non-GAAP Free Cash Flow (Unaudited)

	Three months ended	Three months ended
In millions	March 31, 2022	March 31, 2021
Net cash used for operating activities of continuing operations	$(131.5)	$(18.8)
Capital expenditures	(17.7)	(13.2)
Proceeds from sale of property and equipment	—	3.4
Free cash flow from continuing operations	$(149.2)	$(28.6)
Net cash used for discontinued operations	—	(0.2)
Free cash flow	$(149.2)	$(28.8)

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Pentair plc and Subsidiaries
Supplemental Financial Information by Reportable Segment (Unaudited)

	2022	2021
In millions	First Quarter	First Quarter
Net sales
Consumer Solutions	$641.2	$521.4
Industrial & Flow Technologies	358.1	344.1
Other	0.3	0.4
Consolidated	$999.6	$865.9
Segment income (loss)
Consumer Solutions	$138.5	$131.0
Industrial & Flow Technologies	52.2	50.0
Other	(18.6)	(16.6)
Consolidated	$172.1	$164.4
Return on sales
Consumer Solutions	21.6%	25.1%
Industrial & Flow Technologies	14.6%	14.5%
Consolidated	17.2%	19.0%

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Pentair plc and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures for the Year Ending December 31, 2022
Excluding the Effect of Adjustments (Unaudited)

	Actual	Forecast
In millions, except per-share data	First Quarter	Second Quarter		Full Year
Net sales	$999.6	approx	Up 11% - 13%	approx	Up 9% - 11%
Operating income	145.8	approx	Up 19% - 22%	approx	Up 11% - 15%
% of net sales	14.6%
Adjustments:
Restructuring and other	2.1	approx	$—	approx	$2
Transformation costs	5.5	approx	—	approx	6
Intangible amortization	6.6	approx	6	approx	23
Legal accrual adjustments	(0.7)	approx	—	approx	(1)
Deal-related costs and expenses	6.4	approx	—	approx	6
Russia business exit costs	5.9	approx	—	approx	6
Equity income of unconsolidated subsidiaries	0.5	approx	1	approx	3
Segment income	172.1	approx	Up 14% - 17%	approx	Up 10% - 13%
Return on sales	17.2%
Net income from continuing operations—as reported	118.5	approx	$152 - $157	approx	$569 - $586
Amortization of bridge financing fees	2.6	approx	4	approx	7
Adjustments to operating income	25.8	approx	6	approx	42
Income tax adjustments	(5.4)	approx	2	approx	2
Net income from continuing operations—as adjusted	$141.5	approx	$164 - $169	approx	$620 - $637
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.71	approx	$0.91 - $0.94	approx	$3.40 - $3.50
Adjustments	0.14	approx	0.07	approx	0.30
Diluted earnings per ordinary share—as adjusted	$0.85	approx	$0.98 - $1.01	approx	$3.70 - $3.80
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Pentair plc and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures for the Year Ended December 31, 2021
Excluding the Effect of Adjustments (Unaudited)

In millions, except per-share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net sales	$865.9	$941.1	$969.2	$988.6	$3,764.8
Operating income	157.1	161.8	167.3	150.7	636.9
% of net sales	18.1%	17.2%	17.3%	15.2%	16.9%
Adjustments:
Restructuring and other	1.5	3.9	0.1	2.0	7.5
Transformation costs	—	1.9	4.0	5.8	11.7
Intangible amortization	7.1	6.3	6.0	6.9	26.3
COVID-19 related costs and expenses	0.2	0.1	0.1	0.2	0.6
Legal accrual adjustments and settlements	(2.4)	—	—	(5.2)	(7.6)
Inventory step-up	—	—	—	2.3	2.3
Deal-related costs and expenses	0.7	1.0	2.1	4.1	7.9
Equity income (loss) of unconsolidated subsidiaries	0.2	(0.1)	0.1	0.1	0.3
Segment income	164.4	174.9	179.7	166.9	685.9
Return on sales	19.0%	18.6%	18.5%	16.9%	18.2%
Net income from continuing operations—as reported	131.1	132.6	143.7	148.6	556.0
Gain on sale of businesses	—	—	(1.4)	—	(1.4)
Pension and other post-retirement mark-to-market gain	—	—	—	(2.4)	(2.4)
Other income	—	(0.3)	—	—	(0.3)
Adjustments to operating income	7.1	13.2	12.3	16.1	48.7
Income tax adjustments	(2.4)	(4.6)	(6.2)	(17.0)	(30.2)
Net income from continuing operations—as adjusted	$135.8	$140.9	$148.4	$145.3	$570.4
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.78	$0.79	$0.86	$0.89	$3.32
Adjustments	0.03	0.05	0.03	(0.02)	0.08
Diluted earnings per ordinary share—as adjusted	$0.81	$0.84	$0.89	$0.87	$3.40
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Pentair plc and Subsidiaries
Reconciliation of Net Sales Growth to Core Net Sales Growth by Segment
For the Quarter Ended March 31, 2022 (Unaudited)

	Q1 Net Sales Growth
	Core	Currency	Acq. / Div.	Total
Total Pentair	12.4%	(1.3)%	4.3%	15.4%
Consumer Solutions	16.7%	(0.6)%	6.9%	23.0%
Industrial & Flow Technologies	6.0%	(2.3)%	0.4%	4.1%